Exhibit 10.11

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGSTRATNT TREATS AS PRIVATE OR CONFIDENTIAL.

November 28 , 2023

Eikon Therapeutics, Inc.

3929 Point Eden Way

Hayward, California 94545

Attention: [***]

Re:	Eikon Therapeutics/Letter Agreement for Second Additional Tenant Improvement Allowance

Dear [***]:

Reference is made to that certain Lease Agreement dated as of June 8, 2022 now between you, as “Tenant,” and ARE-230 Adrian Road, LLC, a Delaware limited liability company, and ARE-230 Adrian Road, LLC, a Delaware limited liability company (as successor-in-interest to ARE-231 Millbrae Avenue, LLC), collectively, as “Landlord” (the “Lease”), relating to certain premises comprised of the entire building located at 230 Harriet Tubman Way, Millbrae, California. Initially capitalized terms not specifically defined in this letter agreement are intended to have the meanings set forth for such terms in the Lease.

As of the date hereof, the term “TI Allowance” as defined in the Lease shall mean the Tenant Improvement Allowance, the Additional Tenant Improvement Allowance and the Second Additional Tenant Improvement Allowance (as defined hereinafter).

In addition to the Tenant Improvement Allowance and the Additional Tenant Improvement Allowance, subject to the terms and conditions of this side letter, Landlord shall make available to Tenant a tenant improvement allowance in the amount of $100.00 per rentable square foot of the Premises (the “Second Additional Tenant Improvement Allowance”), which shall result in Additional TI Rent as set forth below. Tenant shall be deemed to have elected to use the Second Additional Tenant Improvement Allowance (or portions thereof, as applicable) as of the date that Tenant submits a draw request to Landlord pursuant to Section 5(e) of the Work Letter for all or any portion of the Second Additional Tenant Improvement Allowance, provided that Tenant may not request a draw with respect to the Second Additional Tenant Improvement Allowance until the Tenant Improvement Allowance and the Additional Tenant Improvement Allowance have been fully disbursed.

For the avoidance of doubt, the Second Additional Tenant Improvement Allowance may not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.

Commencing on the later to occur of (i) the Rent Commencement Date or (ii) the date that Landlord funds the Second Additional Tenant Improvement Allowance, and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay the amount necessary to fully amortize the total amounts drawn against the Second Additional Tenant Improvement Allowance (the “Principal”), in equal monthly payments with interest calculated on the Principal at a rate of [***] over the Base Term, which interest shall begin to accrue on the date that Landlord disburses the Second Additional Tenant Improvement Allowance (“Additional TI Rent”). Any Additional TI Rent remaining unpaid as of the expiration or earlier termination of this Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of this Lease; provided, however, this sentence shall not apply in the event that the early termination of the Lease is pursuant to Sections 18 or 19 of the Lease. So long as the termination of the Lease is not the result Tenant’s Default, the lump sum shall be adjusted so as to subtract therefrom all interest that is calculated into the Additional TI Rent but is attributable to the time period between the termination date of the Lease and the Expiration Date.

Eikon Therapeutics, Inc.

November 28, 2023

Tenant may prepay all or any portion of the Additional TI Rent after the date that Tenant has made at least 60 full payments of such Additional TI Rent pursuant to the terms of the Lease (the “Minimum Payment Date”). Commencing on the Minimum Payment Date, Tenant shall have the one-time right to prepay all or any portion of the Principal and then-accrued interest of the Additional TI Rent so long as (x) Tenant provides 12 months’ prior written notice to Landlord of its irrevocable election to prepay such amounts (and such notice shall be required to specify the estimated amount and estimated date of the prepayment, which date must be on or after the Minimum Payment Date) and (y) concurrently with Tenant’s prepayment of such Additional TI Rent, Tenant pays to Landlord an additional sum equal to 4% of the total Principal of such prepaid amount. For illustration purposes only, if the Minimum Payment Date for the Additional TI Rent occurs on January 1, 2030 and Tenant desires to prepay all or any portion of the Additional TI Rent on January 1, 2030, then Tenant must provide written notice thereof to Landlord in accordance with the terms of this paragraph on January 1, 2029.

For the avoidance of doubt, TI Rent shall be governed by the Lease, including, without limitation Section 4(b) of the Lease, which provides the following:

“Commencing on the Rent Commencement Date and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay the amount necessary to fully amortize each installment of the Additional Tenant Improvement Allowance as such installment is actually funded by Landlord, if any, in equal monthly payments with interest at a rate of [***] over the Base Term, which interest shall begin to accrue on the date that Landlord disburses such installment of the Additional Tenant Improvement Allowance (“TI Rent”). Any TI Rent remaining unpaid as of the expiration or earlier termination of this Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of this Lease; provided, however, this sentence shall not apply in the event that the early termination of this Lease is pursuant to Sections 18 or 19 hereof. So long as the termination of this Lease is not the result Tenant’s Default, the lump sum shall be adjusted so as to subtract therefrom all interest that is calculated into the TI Rent but is attributable to the time period between the termination date of this Lease and the Expiration Date.”

For the avoidance of doubt, the Second Additional Tenant Improvement Allowance shall be used to reimburse Tenant for TI Costs across the entire Premises. Unless expressly stated otherwise herein, draw requests for the Second Additional Tenant Improvement Allowance, Landlord reimbursement of such requests, and Tenant’s payments of Additional TI Rent to Landlord shall follow the procedures and terms set forth in the Lease with respect to draw requests and reimbursement of the Additional Tenant Improvement Allowance and Tenant’s payments of TI Rent. Notwithstanding the foregoing, Landlord shall have no obligation to fund the TI Allowance if Tenant is or has been in Default under the Lease.

As of the date hereof, Section 6(d) of the Work Letter is hereby deleted in its entirety and replaced with the following:

“(d) TI Fund. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the Tenant Improvement Allowance, the Additional Tenant Improvement Allowance and the Second Additional Tenant Improvement Allowance (hereinafter referred to as the “TI Allowance” or “TI Fund”). If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance, then monthly disbursements of the TI Allowance shall be made on a “pari passu” basis in the proportion that the remaining TI Allowance bears to the outstanding TI Costs under the Budget, and Tenant shall fund the balance of each such monthly draw. Notwithstanding anything to the contrary set forth in this Section 6(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance. If upon Substantial Completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the TI Allowance, Tenant shall be entitled to such undisbursed TI Allowance solely to the extent of any “pari passu” costs actually paid by Tenant pursuant to this paragraph.

Eikon Therapeutics, Inc.

November 28, 2023

For avoidance of doubt, if any such undisbursed TI Allowance that is subsequently disbursed to Tenant pursuant to the immediately preceding sentence is from the Additional Tenant Improvement Allowance or Second Additional Tenant Improvement Allowance, then Tenant shall be required to pay TI Rent or Additional TI Rent, respectively, with respect to same in accordance with Section 4(b) of the Lease and the terms of this side letter, respectively.”

By this letter agreement, the parties make no other change to the terms of the Lease.

Please acknowledge your agreement to the terms of this letter agreement by countersigning below.

Sincerely,

ARE-230 ADRIAN ROAD, LLC,
a Delaware limited liability company

By:	Millbrae Partners, LLC,
a Delaware limited liability company, its managing member

	By:	ARE-San Francisco No. 89, LLC,
a Delaware limited liability company, its managing member

	By:	ARE- San Francisco No. 89 MM, LLC,
a Delaware limited liability company, its managing member

	By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership,
its managing member

	By:	ARE-QRS Corp.,
a Maryland corporation,
its general partner

	By:	/s/ Kristen Childs
	Name:	Kristen Childs
	Its:	Vice President – Real Estate

[Signatures continue on the next page]

Eikon Therapeutics, Inc.

November 28, 2023

Acknowledged and agreed as of the date first written above:

EIKON THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Freddie Bowie	Freddie Bowie
Its	CFO

☒ I hereby certify that the signature, name, and title above are my signature, name and title.